Rule 10f-3 Transactions

Laudus Small-Cap MarketMasters
Sub-Adviser: Neuberger Berman



Name of Security:	Longtop Financial Technologies

Total Offering:		US $182,603,750

Total Purchased:	US$35,000

Price/Unit:		US$17.50

Trade date:		October 24, 2007

Purchased from:	Goldman Sachs

Other syndicate members (list names):

Goldman Sachs
Deutsche Bank Securities, Inc.
Jefferies & Co., Inc.





?Eligible for purchase?					X Yes
	    No

?Lowest price paid by any purchaser?			X Yes	    No

? Purchased on first date on which sales were made?	X Yes	    No

?Reasonability test passed?				X Yes	    No

?Less than 25% of total offering amount?		X Yes	    No

?No compensation to affiliated broker?			X Yes
	    No

?Firm commitment underwriting?				 X Yes	    No



					Name:	/s/Michael Bradley

					Title:	Vice President

					Date:	10/26/07

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